Exhibit 3.47(a)

3008382

ARTICLES OF INCORPORATION

OF

TITAN HEALTH OF SAGINAW, INC.

I

The name of this corporation is Titan Health of Saginaw, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

Marc D. Jang

2150 River Plaza Drive, Suite 185

Sacramento, CA 95833

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Thousand (1,000).

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than thirty-five (35) persons.

VI

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

VII

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

DATED: July 17, 2007.

/s/ Marc D. Jang
Marc D. Jang, Incorporator

July 17, 2007

Secretary of State

Corporate Filing Division

1500 11th Street, 3rd Floor

Sacramento, California 95814

Re:	Use of Corporate Name

To Whom It May Concern:

Titan Health Corporation hereby consents to the use of the name, “Titan Health of Saginaw, Inc.” Titan Health Corporation also consents to the filing of the articles of incorporation by Titan Health of Saginaw, Inc.

TITAN HEALTH CORPORATION, a Delaware corporation

By	/s/ Marc D. Jang
Marc D. Jang,
Chief Executive Officer

2150 River Plaza Drive, Ste.185 Sacramento, California    95833    916.614.3600    FAX 916.614.3601    www.titanhealth.com